FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (“Amendment”) dated effective the first day of October 2008 (“Agreement”) by and between The Scotts Company LLC (“Company”) and Mark Baker (“Executive”) is effective as of this 10th day of December, 2009.

RECITALS

WHEREAS, the Company and the Executive previously entered into the Agreement; and

WHEREAS, the Company and the Executive each desire to amend the Agreement as described herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Amendment, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Section 5.3 of the Agreement is hereby amended to remove the following sentences:

The second award shall be granted during the second year of the Executive’s employment and shall have a target value on the date of grant of approximately two million seven hundred thousand dollars ($2,700,000). The third award shall be granted during the third year of the Executive’s employment with a target value on the date of grant of approximately three million three hundred thousand dollars ($3,300,000).

2.	Section 5.3 is hereby amended to insert the following sentences in place of the sentences removed above:

The second award shall be granted during the second year of the Executive’s employment and shall have a target value on the date of grant of approximately two million four hundred and sixty thousand dollars ($2,460,000). The third award shall be granted during the third year of the Executive’s employment with a target value on the date of grant of approximately three million and sixty thousand dollars ($3,060,000).

3.	Section 5.6 of the Agreement is hereby amended by adding the following text at the end:

a. Commuting Allowance: Subject to the conditions set forth in subparagraphs (b) and (c) of this paragraph, the Company shall provide to the Executive an annual commuting allowance in a gross amount of four hundred and twenty thousand dollars ($420,000.00) (the “Commuting Allowance”). The Commuting Allowance shall be subject to appropriate tax withholdings and shall be paid to the Executive in equal monthly installments throughout the year, consistent with the normal payroll practices of the Company.

b. Training as a Condition to the Commuting Allowance. The Company’s obligation to pay the Commuting Allowance shall be conditioned on, and shall not arise until, the Executive attends and successfully completes Flight Safety or Simuflite Cessna CJ 525 (S) initial single pilot simulator based training, level C or higher. (“Initial Training”).

c. Continuing Training as an Ongoing Condition to the Commuting Allowance: After successful completion of the Initial Training, the Executive must attend and successfully complete annual simulator based recurrent Citation Jet training that complies with FAA standards. (“Continuing Training”). In the event that the Executive fails to attend and/or successfully complete the Continuing Training in a timely manner, the Company may discontinue the monthly Commuting Allowance payments until the Executive has successfully completed the training. Any missed monthly payments will be forfeited.

d. Proof of Training. Upon request by the Company, the Executive shall provide written confirmation that the Initial Training and/or the Continuing Training required by this paragraph were completed successfully and in a timely manner. If the Executive is unable to supply such documentation, the Company may assume that the associated training was not taken and discontinue the monthly Commuting Allowance payments until the training is successfully completed. Any missed monthly payments will be forfeited.

e. Commuting Allowance Not Included in Severance. Under no circumstances shall this Agreement be interpreted to mean that any portion of the Commuting Allowance will be included in any severance entitlement the Executive may have under this Agreement.

4.	The Executive acknowledges and agrees that nothing contained in this First Amendment constitutes a Good Reason under the Agreement.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by a duly authorized officer and the Executive has executed this First Amendment, each effective as of the date first set forth above.

COMPANY		EXECUTIVE
The Scotts Company LLC		/s/ Mark R. Baker
Mark R. Baker
By:	/s/ Denise Stump (12/10/09)
Its:	EVP, Global HR